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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

Subsidiaries of First Essex Bancorp, Inc. include the following:

A. First Essex Bank, FSB, a federally chartered corporation which has the following subsidiaries:

         1.) First Essex Capital, Inc., a Massachusetts corporation

         2.) First Essex Mortgage Company, Inc., a Massachusetts corporation

         3.) First Essex Securities Corporation, a Massachusetts corporation

         4.) MPL-NH, Inc., a New Hampshire corporation